Exhibit 99.1

Neonode Reports Quarter Ended March 31, 2012 Financial Results
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Total revenues increased 116% to $1.2 million

Generated $523,000 in cash flows from operations
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SANTA CLARA, Calif. – May 14, 2012 – Neonode Inc. (NASDAQ: NEON), the leading multi-sensing touch technology company, today reported financial results for its first quarter ended March 31, 2012.

Recent Highlights:
●	Total revenues increased 116% to $1.2 million;
●	Generated $523,000 in cash flows from operations;
●	Achieved listing on NASDAQ on May 1, 2012;
●	Signed 17 design wins during the quarter;
●	5 of the Company’s customers are currently shipping products

“Our performance for the quarter ended March 31, 2012 is in line with our expectations, and is reflective of the seasonality for our customers’ production” said Neonode CEO Thomas Eriksson. “Over the past three years, we have invested heavily in developing our offerings so that we now have the capacity to incorporate our high performing multi sensing touch solutions in all types of products. For example, the Texas Instruments Single Chip Controller, launched in January 2012, has proven to be a successful investment, contributing to an encouraging 17 new design wins and new contracts with prominent global companies in new markets such as mobile phones, tablets, automotive and office equipment.”

Mr. Eriksson continued, "We have continued to invest in sales activities and infrastructure, expanding our U.S. sales force and establishing a permanent presence in South Korea and in Japan, and expect to build a permanent presence in China and Taiwan shortly. Moreover, we have continued to build out our R&D teams in Stockholm, Sweden, and Santa Clara, California, which contributed to the recent launch of the MultiSensing™ concept, the 3D sensing solution and other technology innovation. We are now well positioned to meet the steadily increasing demand for our solutions and are optimistic about the future for Neonode.”

Financial Results for the First Quarter of 2012
For the first quarter ended March 31, 2012, net revenues increased 116% to $1,164,000, compared to $539,000 for the same period in 2011 as a result of license fees related to customer product shipments plus an increase in our engineering fees. Cost of revenues for the first quarter of 2012 increased 61% to $249,000, compared to $155,000 for the first quarter of 2011 due to engineering development activities related to new customer products. Product R&D for the first quarter of 2012 increased 149% to $687,000, compared to $276,000 in the first quarter of 2011 due to an increase in staffing and an increase in new technology and customer development activities. Sales and marketing expenses for the first quarter of 2012 increased 127% to $799,000, compared to $352,000 in the first quarter of 2011 due to an increase in our sales staffing levels and marketing activities. General and administrative expenses for the first quarter of 2012 increased 15% to $995,000 from $864,000 in the first quarter of 2011 due primarily to salary expense, legal expenses related to patent filings, corporate and SEC compliance and customer contracts.

Adjusted EBITDA, as defined was a loss of $1.5 million for the first quarter, compared to a loss of $815,000 for the same period in the prior year.

Net loss for the first quarter was $1,588,000, or $0.05 loss per share, compared with net loss of $9,721,000, or $0.43 loss per share, for the comparable quarter last year.

Financial Guidance
The following forward-looking statements reflect Neonode’s expectations as of May 14, 2012. The Company’s results are inherently unpredictable and may be materially affected by many factors, such as fluctuations in foreign exchange rates, changes in global economic conditions and consumer spending, world events, the rate of growth of the touch screen technology adoption and the Company’s ability to penetrate new markets, to name some.  Neonode reaffirms that net revenues for 2012 are expected to be between $18.0 million and $20.0 million.

Note Regarding the Use of Non-GAAP Financial Measures
Certain of the information set forth herein, including EBITDA and adjusted EBITDA, may be considered non-GAAP financial measures. Neonode believes this information is useful to investors because it provides a basis for measuring Neonode's available capital resources, the operating performance of Neonode's business and Neonode's cash flow, excluding interest expense, provision for income taxes, depreciation and amortization, stock-based compensation and other expense, net that would normally be included in the most directly comparable measures calculated and presented in accordance with Generally Accepted Accounting Principles. Neonode's management uses these non-GAAP financial measures along with the most directly comparable GAAP financial measures in evaluating Neonode's operating performance, capital resources and cash flow. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-financial measures as reported by Neonode may not be comparable to similarly titled amounts reported by other companies.

Conference Call Information
The Company’s management will host a conference call today at 10:00 a.m. Eastern Time. The conference call will be available via webcast at www.neonode.com and www.kcsa.com. Please allow extra time prior to the call to visit the site and download any necessary software to listen to the Internet broadcast. The dial-in number for the conference call is (877) 539-0733 (U.S. domestic) or (678) 607-2005 (international).  All dial-in participants must use the following code to access the call: 73346508. Please call at least five minutes before the scheduled start time.

For interested individuals unable to join the conference call, a replay of the call will be available through June 14, 2012 at (855) 859-2056 (U.S. domestic) or (404) 537-3406 (international). All participants must use the following code to access the replay of the call: 73346508. The online archive of the webcast will be available on www.neonode.com or www.kcsa.com for 30 days following the call.

About Neonode
Neonode Inc. (NEON) develops and licenses the next generation of proven optical MultiSensing technologies, enabling companies to differentiate themselves by making high performing touch solutions at a competitive cost. The Neonode MultiSensing technology, built on Neonode’s proven zForce, touch technology, is optimized for use on any device and with any object. Neonode is at the forefront of providing unparalleled user experiences that offer significant advantages for OEM’s. This includes leading technology features such as low latency pen or brush sensing, exceptional high speed scanning, proximity-, pressure- and depth sensing capabilities and object-size measuring.

Neonode's patented MultiSensing solutions is developed for a wide range of devices like smart phones, tablets, toys and gaming consoles, printers and office equipment, e-readers and automotive or inflight infotainment systems. Neonode’s MultiSensing solutions are found in millions of proven consumer products on today’s market. Neonode’s customers include Sony, Amazon, Barnes & Noble, Oregon Scientific, L&I, Daesung and Sonim. Neonode® and zForce® are registered trademarks of Neonode Inc. For further information please visit www.neonode.com.

Safe Harbor Statement
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These include, but are not limited to, statements relating to expectations, future performance or future events, and product cost, performance, and functionality matters. These statements are based on current assumptions, expectations and information available to Neonode management and involve a number of known and unknown risks, uncertainties and other factors that may cause Neonode’s actual results, levels of activity, performance or achievements to be materially different from any expressed or implied by these forward-looking statements.

These risks, uncertainties, and factors are discussed under “Risk Factors” and elsewhere in Neonode’s public filings with the U.S. Securities and Exchange Commission from time to time, including Neonode’s annual report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K. You are advised to carefully consider these various risks, uncertainties and other factors. Although Neonode management believes that the forward-looking statements contained in this press release are reasonable, it can give no assurance that its expectations will be fulfilled. Forward-looking statements are made as of today’s date, and Neonode undertakes no duty to update or revise them.

© 2012 Neonode Inc. All rights reserved. Neonode is a registered trademark of Neonode Inc.

For more information, please contact:
David Brunton, CFO
P: + 1 925-768-0620
david.brunton@neonode.com

Todd Fromer / Garth Russell
KCSA Strategic Communications
P: + 1 212-682-6300
tfromer@kcsa.com / grussell@kcsa.com

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NEONODE INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share amounts)

	March	December
	31, 2012	31, 2011
	(Unaudited)
ASSETS
Current assets:
Cash	$13,307	$12,940
Accounts receivable	1,091	3,345
Prepaid expenses and other current assets	268	234
Total current assets	14,666	16,519

Property and equipment, net	298	108
Total assets	$14,964	$16,627

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$319	$447
Accrued expenses	565	601
Deferred revenue	1,917	1,906
Total current liabilities	2,801	2,954
Total liabilities	2,801	2,954

Commitments and contingencies

Stockholders' equity:
Series A Preferred stock, 444,541 shares authorized with par value
$0.001 per share; 83 shares issued and outstanding at
March 31, 2012 and December 31, 2011
(In the event of dissolution, each share of Series A Preferred stock has a liquidation preference equal to par value of $0.001 over the
shares of common stock)	--	--
Series B Preferred stock, 54,425 shares authorized with par
value $0.001 per share; 95 and 114 shares issued and outstanding at March 31, 2012 and December 31, 2011, respectively. (In the event of dissolution, each share of Series B Preferred stock has a liquidation
preference equal to par value of $0.001 over the shares of common stock)	--	--
Common stock, 70,000,000 shares authorized with par value $0.001 per share;
32,956,300 and 32,778,993 shares issued and outstanding at
March 31, 2012 and December 31, 2011, respectively	33	33
Additional paid-in capital	142,989	142,955
Accumulated other comprehensive income	57	13
Accumulated deficit	(130,916)	(129,328)
Total stockholders' equity	12,163	13,673
Total liabilities and stockholders' equity	$14,964	$16,627

NEONODE INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three months ended March 31,
	2012	2011

Net revenues	$1,164	$539
Cost of revenues	249	155
Gross margin	915	384

Operating expenses:
Product research and development	687	276
Sales and marketing	799	352
General and administrative	995	864
Total operating expenses	2,481	1,492

Operating loss	(1,566)	(1,108)

Other expense, net:
Interest expense	--	(54)
Non-cash items related to debt discounts, deferred financing fees
and the valuation of conversion features and warrants	--	(8,554)

Total other expense, net	--	(8,608)

Loss before provision for income taxes	(1,566)	(9,716)

Provision for income taxes	22	5

Net loss	(1,588)	(9,721)

Loss per common share:
Basic and diluted loss per share	$(0.05)	$(0.43)

Basic and diluted – weighted average
shares used in per share computations	32,809	22,406

NEONODE INC.
Schedule Reconciling GAAP Net Loss to Non-GAAP EBITDA and Adjusted EBITDA
(In thousands)
(Unaudited)

	Three Months ended
	March 31,
	2012	2011

GAAP net loss	$(1,588)	$(9,721)
Interest expense	0	54
Provision for income taxes	22	5
Depreciation and amortization	18	4
EBITDA	(1,548)	(9,658)

Stock-based compensation	34	289
Non-cash items related to debt discounts, deferred financing fees, and the valutatin of conversion features and warrants	0	8,554

Adjusted EBITDA	(1,514)	(815)

The table above reconciles net loss to EBITDA and Adjusted EBITDA. EBITDA is defined as net loss before interest expense, provision for income taxes, and depreciation and amortization. Adjusted EBITDA is defined as EBITDA before stock-based compensation expense and net other expense. Although EBITDA and Adjusted EBITDA are not measures of performance calculated in accordance with GAAP, management believes that it is useful to Neonode Inc. and to an investor in evaluating the Company because it is a widely used measure to evaluate a company's operating performance.